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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 23 to Registration Statement No. 33-63731 of Hartford Life and Annuity Insurance Company ICMG Registered Variable Life Separate Account One, on Form N-6, of our report dated March 24, 2006, relating to the statutory basis financial statements of Hartford Life and Annuity Insurance Company as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, and of our report dated February 22, 2006, relating to the statements of assets and liabilities of Hartford Life and Annuity Insurance Company ICMG Registered Variable Life Separate Account One -- OmniSource as of December 31, 2005, and the related statements of operations and of changes in net assets and the financial highlights for the respective stated periods then ended and of our report dated February 22, 2006, relating to the statements of assets and liabilities of Hartford Life and Annuity Insurance Company ICMG Registered Variable Life Separate Account One -- The One Provider as of December 31, 2005, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
April 3, 2006